Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@FRGI.com

Fiesta Restaurant Group, Inc. Names Dirk Montgomery as Chief Financial Officer

Dallas, TX -- (Businesswire) – August 21, 2019 – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today named Dirk Montgomery as its new Chief Financial Officer, effective September 9, 2019. Mr. Montgomery has significant experience as a financial and operational executive in the restaurant, retail apparel, and consumer products industries, including multiple roles as a Chief Financial Officer at various public companies.

Fiesta President and Chief Executive Officer Richard Stockinger said, “We are pleased to welcome Dirk to Fiesta as our new CFO. Dirk is a uniquely qualified individual and seasoned leader who brings to us an impressive track record of strengthening organizations and driving value through strategic focus, operational improvement, and talent development. His impressive resume includes leadership roles at a variety of public and private companies, and he has extensive experience in strategy, supply chain management, field operations, and capital markets transactions. Dirk is highly respected within the investment community and is well-suited to join our executive management team as we leverage the foundation we have built through our Renewal Plan to improve sales and profitability in the years to come.”

Mr. Montgomery has over a decade of restaurant industry experience, most recently as Chief Financial Officer of Hooters International, a $1 billion iconic restaurant chain with 425 units globally in 25 countries, where he was responsible for accounting, finance, technology, and global supply chain. He was previously Chief Financial Officer at Bloomin’ Brands, Inc., operator of leading global restaurant brands including Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, and Fleming’s Prime Steakhouse. Mr. Montgomery also had responsibility for supply chain and IT during his tenure at Bloomin’ Brands.

Mr. Montgomery has other related experience as a public company Chief Financial Officer at Health Insurance Innovations, Inc., a health insurance and technology company; and at Ascena Retail Group, Inc., a women’s retail apparel portfolio.

Earlier in his career, Mr. Montgomery served in a variety of domestic and international leadership roles in the areas of finance, procurement, strategic planning and operations in the retail and consumer products segments. This included significant experience in financial leadership roles such as Chief Financial Officer of Con Agra Foods Retail Group, as Chief Financial Officer of Express (previously a division of Limited Brands) and in several senior management positions with Sara Lee Corporation.

Mr. Montgomery has an undergraduate degree in Accountancy from Miami University of Ohio, a CPA from the State of Ohio, and an MBA from the University of Chicago with a concentration in Finance and a specialization in Policy.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.